Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF DYNAMIC VENTURES CORP.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Dynamic Ventures Corp., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to  be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of said corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

“FOURTH:  The amount of the total stock that this corporation is authorized to issue is 200,000,000 shares, par value $0.001 per share, of which 190,000,000 shares shall be designated as common stock and 10,000,000 shall be designated as preferred stock.

The preferred stock of the corporation may be issued by the Board of Directors of the corporation in one or more classes or one or more series within any Series and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

Shares of stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 12th day of March 2012.

By:	/s/ Paul Kalkbrenner
Authorized Officer
Title:	President and CEO
Name:	Paul Kalkbrenner
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